Exhibit II

     [On NESBITT BURNS Letterhead]



     April 19, 1996


     American Cyanamid Company
     5 Giralda Farms
     Madison, New Jersey  07940


     Ladies and Gentlemen:

          This is to confirm our purchase from you today, in a privately negotiated transaction not involving any public offering and not effected on any securities exchange, of 1,000,000 common shares (the "Shares") of QLT PhotoTherapeutics Inc. ("QLT"), formerly Quadra Logic Technologies Inc., for a total of U.S.$14,985,600 (the "Purchase Price"), net to you, to be settled on Thursday, April 25, 1996 by your delivery to our counsel, Davis & Company, 2800 Park Place, 666 Burrard Street, Vancouver, BC V6C2Z7, Attention: Albert J. Hudec, Esq., of share certificates with properly endorsed stock powers against delivery to you of notification by Chemical Bank that it has received the Purchase Price for your account by wire transfer in same day funds to:

                         Bank:  Chemical Bank
                         ABA:   XXXXXXXXXX
                         Acct.: XXXXXXXXXX
                         Name:  American Cyanamid Company
                         Ref:   QLT Proceeds

          It is understood that you may be regarded as an affiliate of QLT for purposes of the United States Securities Act of 1933, as amended (the "1933 Act"). Accordingly, neither we nor any person who purchases from us may reoffer or resell the Shares, or any of them, into the United States without effective registration under the 1933 Act with respect to such reoffer or resale or an applicable exemption therefrom. Also, we understand that QLT is not under any obligation to file a registration statement under the 1933 Act with respect to any such reoffer or resale. We hereby undertake not to make any reoffer or resale of the Shares in violation of the 1933 Act or applicable Canadian securities laws.

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                               -2-


          If the above correctly states our understanding, please execute and return to us by fax a copy of this letter.

                                        Very truly yours,

                                        NESBITT BURNS

                                        By: /s/ Ken Copland
                                        Name: Ken Copland
                                        Title: Vice-Chairman
     ACCEPTED AND AGREED TO:

     AMERICAN CYANAMID COMPANY


     By: /s/ Gerald A. Jibilian
     Name: Gerald A. Jibilian
     Title: Vice President